Exhibit 2.2

Execution Copy

Master Contribution and Assumption Agreement

among

Acxiom Corporation,

LiveRamp, Inc., and

Acxiom Holdings, Inc.

Effective As Of

July 2, 2018

SCHEDULES

Schedule 1.1(e)	Delayed Transfer Assets and Liabilities
Schedule 1.2(a)(i)	LiveRamp Capital Stock and Equity Interests
Schedule 1.2(a)(ii)	LiveRamp Contracts
Schedule 1.2(a)(iii)	LiveRamp Leases
Schedule 1.2(a)(iv)	LiveRamp Tangible Personal Property
Schedule 1.2(a)(v)	LiveRamp Patents
Schedule 1.2(a)(vi)	LiveRamp Trademarks
Schedule 1.2(a)(vii)	LiveRamp Domains
Schedule 1.2(a)(viii)	LiveRamp Technology
Schedule 1.2(a)(ix)	LiveRamp Databases
Schedule 1.2(a)(xi)	LiveRamp Permits
Schedule 1.2(a)(xiii)	LiveRamp Other Assets
Schedule 1.2(b)	LiveRamp Excluded Assets
Schedule 1.3(b)	LiveRamp Excluded Liabilities
Schedule 1.8(a)	Retained LiveRamp Relationships
Schedule 1.4(a)(i)	AMS Capital Stock and Equity Interests
Schedule 1.4(a)(ii)	AMS Contracts
Schedule 1.4(a)(iii)	AMS Leases
Schedule 1.4(a)(iv)	AMS Tangible Personal Property
Schedule 1.4(a)(v)	AMS Patents
Schedule 1.4(a)(vi)	AMS Trademarks
Schedule 1.4(a)(vii)	AMS Domains
Schedule 1.4(a)(viii)	AMS Technology
Schedule 1.4(a)(ix)	AMS Databases
Schedule 1.4(a)(xi)	AMS Permits
Schedule 1.4(a)(xiii)	AMS Other Assets
Schedule 1.4(b)	AMS Excluded Assets
Schedule 1.5(b)	AMS Excluded Liabilities
Schedule Section 1.8(a)	Retained LiveRamp Relationships
Schedule 1.8(b)	Retained AMS Relationships

MASTER CONTRIBUTION AND ASSUMPTION AGREEMENT

This Master Contribution and Assumption Agreement (this “Agreement”) is entered into on July 2, 2018 among Acxiom Corporation, a Delaware corporation (“AMS”), LiveRamp, Inc., a Delaware corporation (“LiveRamp”), and Acxiom Holdings, Inc., a Delaware corporation (“Holdco”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in Annex A.

RECITALS

WHEREAS, Holdco will, pursuant to the Holdco Merger (as defined in the Equity Purchase Agreement) become the direct owner of 100% of the equity interests of AMS, and AMS will, subsequent to the Holdco Merger, convert into a limited liability company organized under the laws of the State of Delaware.

WHEREAS, AMS will distribute 100% of its equity interests in LiveRamp to Holdco, such that Holdco will become the direct owner of 100% of the equity interests of each of AMS and LiveRamp.

WHEREAS, it is intended that, after giving effect to the transactions contemplated by this Agreement and after giving effect to the Holdco Merger, AMS and its Subsidiaries will hold all of the assets and related liabilities associated with the Acxiom Marketing Solutions business (a provider of consumer data and marketing solutions) of Holdco and its Subsidiaries (the “AMS Business”) and that LiveRamp and its Subsidiaries will hold all of the assets and related liabilities associated with the LiveRamp business (an identity technology provider) of Holdco and its Subsidiaries (the “LiveRamp Business”).

WHEREAS, it is intended that, in accordance with the Separation Plan, AMS and its Subsidiaries shall transfer to LiveRamp or its Subsidiaries, and LiveRamp or its Subsidiaries shall receive, effective as of the Transfer Date (as defined below) or such other date as specified in the applicable Transfer Document (including any dates specified for any Delayed Transfer Assets), the business and assets of the LiveRamp Business owned by AMS and its Subsidiaries, including the LiveRamp Employees, and LiveRamp shall assume the liabilities related to the LiveRamp Business and the LiveRamp Employees, in accordance with this Agreement and the Ancillary Agreements; and

WHEREAS, it is intended that, in accordance with the Separation Plan, LiveRamp and its Subsidiaries shall transfer to AMS or its Subsidiaries, and AMS or its Subsidiaries shall receive, effective as of the Transfer Date (as defined below) or such other date as specified in the applicable Transfer Document (including any dates specified for any Delayed Transfer Assets), the business and assets of the AMS Business owned by LiveRamp and its Subsidiaries, including the AMS Employees, and AMS or its Subsidiaries shall assume certain of the liabilities related to the AMS Business and the AMS Employees, in accordance with this Agreement and the Ancillary Agreements, documents and instruments contemplated hereby (collectively with the transactions contained in the prior recital, the “Separation”).

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

CONTRIBUTION AND ASSUMPTION

Section 1.1 Contribution of Assets and Assumption of Liabilities.

(a) Transfer of LiveRamp Assets. Effective on the Transfer Date or such other date as is specified in the Separation Plan, AMS shall, and shall cause each entity set forth on Schedule 1.2(a)(i) (each such entity and AMS, an “AMS Entity”), to contribute, sell, assign, transfer, convey and deliver all right, title and interest in, to and under any LiveRamp Assets that are held by such AMS Entity (other than the Delayed Transfer Assets which shall be transferred as described in Section 1.1(e)) to LiveRamp or one or more of the entities set forth on Schedule 1.4(a)(i) designated by LiveRamp (each such entity, LiveRamp and Holdco, a “LiveRamp Entity”) and LiveRamp shall, and shall cause such other LiveRamp Entities to, accept from any such AMS Entities such right, title and interest in, to and under such LiveRamp Assets, subject to all applicable Laws and all of the relevant Transfer Documents. No term of this Agreement shall serve to transfer right, title or interest in any Asset from an AMS Entity to a LiveRamp Entity unless such Asset is a LiveRamp Asset.

(b) Transfer of AMS Assets. Effective on the Transfer Date or such other date as is specified in the Separation Plan, LiveRamp shall, and shall cause the other LiveRamp Entities to, contribute, sell, assign, transfer, convey and deliver all right, title and interest in, to and under any AMS Assets that are held by such LiveRamp Entity (other than the Delayed Transfer Assets which shall be transferred as described in Section 1.1(e)) to AMS or another AMS Entity designated by AMS and AMS shall, and shall cause such other AMS Entities to, accept from any such LiveRamp Entities such right, title and interest in, to and under such AMS Assets, subject to all applicable Laws and all of the relevant Transfer Documents. No term of this Agreement shall serve to transfer right, title or interest in any Asset to an AMS Entity unless such Asset is an AMS Asset.

(c) Assumption of LiveRamp Liabilities. Effective on the Transfer Date or otherwise in accordance with the Separation Plan, AMS shall, and shall cause the other AMS Entities to, transfer any and all LiveRamp Liabilities held by such AMS Entity to one or more LiveRamp Entities, and the applicable LiveRamp Entities shall assume and agree to be responsible for all of the LiveRamp Liabilities (other than the Delayed Transfer Liabilities which shall be transferred and assumed as described in Section 1.1(e)), in accordance with their respective terms. The LiveRamp Entities shall assume and be responsible for all LiveRamp Liabilities, regardless of when or where such Liabilities arose or arise, regardless of where or against whom such Liabilities are asserted or determined or whether asserted or determined prior to the date hereof, and regardless of whether arising from, or alleged to arise from, negligence, recklessness, violation of Law, fraud or misrepresentation by any AMS Entity or LiveRamp Entity or any of their respective directors, officers, employees or agents. No term of this Agreement or any other Ancillary Agreement shall serve to transfer any Liability or obligation of any AMS Entity of any kind, whether asserted or unasserted, known or unknown, accrued or fixed, absolute or contingent, matured or unmatured, regardless of where such Liabilities arose or arise and regardless of where or against whom such Liabilities are asserted or determined to a LiveRamp Entity unless such Liability is a LiveRamp Liability.

(d) Assumption of AMS Liabilities. Effective on the Transfer Date or otherwise in accordance with the Separation Plan, LiveRamp shall, and shall cause the other LiveRamp Entities to, transfer any and all AMS Liabilities held by such LiveRamp Entity, to one or more AMS Entities, and the applicable AMS Entities shall assume and agree to be responsible for all of the AMS Liabilities (other than the Delayed Transfer Liabilities which shall be transferred and assumed as described in Section 1.1(e)), in accordance with their respective terms. The AMS Entities shall assume and be responsible for all AMS Liabilities, regardless of when or where such Liabilities arose or arise, regardless of where or against whom such Liabilities are asserted or determined or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any AMS Entity or LiveRamp Entity or any of their respective directors, officers, employees or agents. No term of this Agreement or any other Ancillary Agreement shall serve to transfer any Liability or obligation of any LiveRamp Entity of any kind, whether asserted or unasserted, known or unknown, accrued or fixed, absolute or contingent, matured or unmatured, regardless of where such Liabilities arose or arise and regardless of where or against whom such Liabilities are asserted or determined, from a LiveRamp entity to an AMS Entity unless such Liability is an AMS Liability.

(e) Delayed Transfer Assets and Liabilities. Each of the parties hereto agrees that the Delayed Transfer Assets that are listed on Schedule 1.1(e) will be contributed, sold, assigned, transferred, conveyed and delivered, and the Delayed Transfer Liabilities that are listed on Schedule 1.1(e) will be assumed in accordance with the Separation Plan and the terms of the Transfer Documents that provide for such contribution, sale, assignment, transfer, conveyance and delivery, or such assumption subject to the terms and conditions set forth in this Agreement or any Ancillary Agreement, as applicable, as soon as reasonably practicable after the Transfer Date (if they cannot be so transferred on the Transfer Date) or as otherwise set forth on Schedule 1.1(e) or the Separation Plan.

(f) Misallocated Assets and Liabilities. In the event that at any time or from time to time (whether prior to, on or after the Transfer Date), either AMS or LiveRamp (or any other AMS Entity or LiveRamp Entity), shall receive or otherwise possess any Asset or Liability that is allocated to the other party hereto or a member of the other party’s group pursuant to this Agreement or any other Ancillary Agreement, such determination of misallocation to be agreed upon in writing by the parties hereto acting reasonably and in good faith and, prior to the Closing, subject to the Purchaser’s prior written consent, the party holding such Asset or Liability shall promptly transfer, or cause to be transferred, such Asset or Liability to the Person to which such Asset or Liability is allocated pursuant to this Agreement or such other Ancillary Agreement, and the receiving party shall, or shall cause the applicable LiveRamp Entity or AMS Entity to, receive or assume such Asset or Liability, as applicable. Prior to any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for any such other Person.

(g) Mixed Liabilities. To the extent a Liability constituted both an AMS Liability and a LiveRamp Liability (e.g., due to such Liability relating to or arising out of both the AMS Business and the LiveRamp Business), then the responsibility for such Liability (including for purposes of Article II), shall be allocated between AMS and LiveRamp, respectively, in proportion to the comparative contribution of the AMS Business and the LiveRamp Business to the occurrence or existence of such Liability, and, if impracticable to allocate in such manner, then in proportion to the relative benefit derived by the AMS Entities and the LiveRamp Entities, respectively, to the activity that generated such Liability.

Section 1.2 LiveRamp Assets.

(a) Included Assets. For purposes of this Agreement, “LiveRamp Assets” shall mean (without duplication) the following Assets:

(i) all issued and outstanding capital stock or other equity interests of the entities set forth on Schedule 1.2(a)(i);

(ii) the Contracts set forth on Schedule 1.2(a)(ii) (the “LiveRamp Contracts”);

(iii) the real property leases set forth on Schedule 1.2(a)(iii) (the “LiveRamp Leases”);

(iv) the tangible personal property set forth on Schedule 1.2(a)(iv);

(v) the Patents set forth on Schedule 1.2(a)(v);

(vi) the Trademarks set forth on Schedule 1.2(a)(vi) and common law trademark rights in such Trademarks, together with the goodwill of the business appurtenant thereto;

(vii) the Domains set forth on Schedule 1.2(a)(vii) and common law trademark rights in such Trademarks, together with the goodwill of the business appurtenant thereto;

(viii) the Technology set forth on Schedule 1.2(a)(viii) (the “LiveRamp Technology”), together with the Copyrights embodied therein;

(ix) the Databases set forth on Schedule 1.2(a)(ix) (the “LiveRamp Databases”);

(x) (A) accounting and other books and records, correspondence, reports, and documents and other business records and files, in each case to the extent exclusively related to the LiveRamp Business at or prior to the Transfer Date and (B) copies of each of the foregoing, in each case to the extent related to (but not exclusively related) to the LiveRamp Business at or prior to the Transfer Date;

(xi) all permits set forth on Schedule 1.2(a)(xi) or used exclusively by the LiveRamp Business;

(xii) all claims, causes of action, and rights of recovery against third parties to the extent relating to any LiveRamp Asset, other than to the extent such claims, causes of action, and rights of recovery relate to the AMS Assets;

(xiii) the Assets listed or described on Schedule 1.2(a)(xiii);

(xiv) all Assets of the LiveRamp Entities as of the date hereof which are not expressly contemplated by this Agreement or any other Ancillary Agreement (or any other Schedule hereto or thereto) as Assets to be transferred to an AMS Entity;

(xv) all rights of Holdco, LiveRamp and any other LiveRamp Entity under this Agreement or any other Transaction Document;

(xvi) any refunds (or credits in lieu of a refund) of Affiliated Group Taxes;

(xvii) the Assets associated with any Seller Plans or any Seller Plan Liabilities;

(xviii) the Assets associated with the LiveRamp Employee Liabilities as listed or described on Schedule 1.2(a)(xviii); and

(xix) all goodwill associated with any of the Assets described in the foregoing clauses.

For the avoidance of doubt, the LiveRamp Assets shall not in any event include the LiveRamp Excluded Assets referred to in Section 1.2(b) below.

(b) Excluded Assets. For the purposes of this Agreement, “LiveRamp Excluded Assets” shall mean any Assets of the AMS Entities that are not LiveRamp Assets, including without limitation (i) any Assets not expressly contemplated by this Agreement or any other Ancillary Agreement (or any other Schedule hereto or thereto) as Assets to be transferred to a LiveRamp Entity, (ii) any interest in real property except the LiveRamp Leases and (iii) Assets that are listed or described on Schedule 1.2(b).

Section 1.3 LiveRamp Liabilities.

(a) Included Liabilities. For the purposes of this Agreement, “LiveRamp Liabilities” shall mean (without duplication) the following Liabilities, except as otherwise and explicitly provided for in any Ancillary Agreement or other express agreement of the parties:

(i) all Liabilities to the extent relating to or arising out of the operation of the LiveRamp Business, whether arising prior to or after the Transfer Date;

(ii) all Liabilities to the extent relating to or arising out of the LiveRamp Assets, whether arising prior to or after the Transfer Date, excluding any Taxes (other than Affiliated Group Taxes) imposed on any AMS Entity in connection with the Separation; provided that any Transfer Taxes shall be borne in accordance with Section 11.05 of the Equity Purchase Agreement;

(iii) all Liabilities arising out of or resulting from LiveRamp Contracts, to the extent such Liabilities relate to the LiveRamp Business, or LiveRamp Leases, including with respect to any breaches occurring prior to the Transfer Date and all obligations to deliver products and/or services, the performance of all warranty obligations, and the fulfillment of purchase commitments;

(iv) all Liabilities set forth on Schedule 1.3(a)(iv), and all agreements, obligations and Liabilities of any LiveRamp Entity under the Equity Purchase Agreement, this Agreement or any of the Ancillary Agreements;

(v) all Liabilities of the LiveRamp Entities as of the date hereof that are not expressly contemplated by this Agreement or any other Ancillary Agreement (or any other Schedule hereto or thereto) as Liabilities to be transferred to an AMS Entity;

(vi) the LiveRamp Employee Liabilities and the Seller Plan Liabilities; and

(vii) all Affiliated Group Taxes.

For the avoidance of doubt, the LiveRamp Liabilities shall not include the LiveRamp Excluded Liabilities referred to in Section 1.3(b) below.

(b) Excluded Liabilities. For the purposes of this Agreement, “LiveRamp Excluded Liabilities” shall mean all Liabilities of the AMS Entities that are not (i) LiveRamp Liabilities contemplated by this Agreement or any other Ancillary Agreement (or any other Schedule hereto or thereto) as Liabilities to be transferred to a LiveRamp Entity, (ii) the AMS Employee Liabilities (except as required by applicable Laws), (iii) Liabilities related to LiveRamp Excluded Assets and (iv) all Liabilities listed or described in Schedule 1.3(b).

Section 1.4 AMS Assets.

(a) Included Assets. For purposes of this Agreement, “AMS Assets” shall mean (without duplication) the following Assets:

(i) all issued and outstanding capital stock or other equity interests of the entities set forth on Schedule 1.4(a)(i);

(ii) the Contracts set forth on Schedule 1.4(a)(ii) (the “AMS Contracts”);

(iii) the real property leases set forth on Schedule 1.4(a)(iii) (the “AMS Leases”);

(iv) the tangible personal property set forth on Schedule 1.4(a)(iv);

(v) the Patents set forth on Schedule 1.4(a)(v);

(vi) the Trademarks set forth on Schedule 1.4(a)(vi) and common law trademark rights in such Trademarks, together with the goodwill of the business appurtenant thereto;

(vii) the Domains set forth on Schedule 1.4(a)(vii) and common law trademark rights in such Trademarks, together with the goodwill of the business appurtenant thereto;

(viii) the Technology set forth on Schedule 1.4(a)(viii) (the “AMS Technology”), together with the Copyrights embodied therein;

(ix) the Databases set forth on Schedule 1.4(a)(ix) (the “AMS Databases”);

(x) (A) accounting and other books and records, correspondence, reports, and documents and other business records and files, in each case to the extent exclusively related to the AMS Business at or prior to the Transfer Date and (B) copies of each of the foregoing, in each case to the extent related to (but not exclusively related) to the AMS Business at or prior to the Transfer Date;

(xi) all permits set forth on Schedule 1.4(a)(xi) or used exclusively by the AMS Business;

(xii) all claims, causes of action, and rights of recovery against third parties to the extent relating to any AMS Asset, other than to the extent such claims, causes of action, and rights of recovery relate to the AMS Assets;

(xiii) the Assets listed or described on Schedule 1.4(a)(xiii);

(xiv) all Assets of the AMS Entities which are not expressly contemplated by this Agreement or any other Ancillary Agreement (or any other Schedule hereto or thereto) as Assets to be transferred to a LiveRamp Entity;

(xv) all rights of AMS and any other AMS Entity under this Agreement or any other Transaction Document;

(xvi) the Assets associated with any Benefit Plans or any AMS Benefit Plan Liabilities;

(xvii) the Assets associated with the AMS Employee Liabilities as listed or described on Schedule 1.4(a)(xvii); and

(xviii) all goodwill associated with any of the Assets described in the foregoing clauses.

For the avoidance of doubt, the AMS Assets shall not in any event include the AMS Excluded Assets referred to in Section 1.4(b) below.

(b) Excluded Assets. For the purposes of this Agreement, “AMS Excluded Assets” shall mean any Assets of the LiveRamp Entities that are not AMS Assets, including without limitation (i) any Assets that are not expressly contemplated by this Agreement or any other Ancillary Agreement (or any other Schedule hereto or thereto) as Assets to be transferred to an AMS Entity, (ii) any interest in real property except the AMS Leases or as may be provided in an Ancillary Agreement or (iii) Assets that are listed or described on Schedule 1.4(b).

Section 1.5 AMS Liabilities.

(a) Included Liabilities. For the purposes of this Agreement, “AMS Liabilities” shall mean (without duplication) the following Liabilities, except as otherwise and explicitly provided for in any Ancillary Agreement or other express agreement of the parties:

(i) all Liabilities to the extent relating to or arising out of the operation of the AMS Business, whether arising prior to or after the Transfer Date;

(ii) all Liabilities to the extent relating to or arising out of the AMS Assets, whether arising prior to or after the Transfer Date, excluding any Taxes imposed on any LiveRamp Entity in connection with the Separation; provided that any Transfer Taxes shall be borne in accordance with Section 11.05 of the Equity Purchase Agreement;

(iii) all Liabilities arising out of or resulting from AMS Contracts, to the extent such Liabilities relate to the AMS Business, or AMS Leases, including with respect to any breaches occurring prior to the Transfer Date and all obligations to deliver products and/or services, the performance of all warranty obligations, and the fulfillment of purchase commitments;

(iv) all Liabilities set forth on Schedule 1.5(a)(iv), and all agreements, obligations and Liabilities of any AMS Entity under the Equity Purchase Agreement, this Agreement or any of the Ancillary Agreements;

(v) all Liabilities of the AMS Entities as of the date hereof that are not expressly contemplated by this Agreement or any other Ancillary Agreement (or any other Schedule hereto or thereto) as Liabilities to be transferred to a LiveRamp Entity; and

(vi) the AMS Employee Liabilities and the AMS Benefit Plan Liabilities.

For the avoidance of doubt, the AMS Liabilities shall not include the AMS Excluded Liabilities referred to in Section 1.5(b) below.

(b) Excluded Liabilities. For the purposes of this Agreement, “AMS Excluded Liabilities” shall mean all Liabilities of the LiveRamp Entities that are not (i) AMS Liabilities or contemplated by this Agreement or any other Ancillary Agreement (or any other Schedule hereto or thereto) as Liabilities to be transferred to an AMS Entity, (ii) the LiveRamp Employee Liabilities (except as required by applicable Laws), (iii) Liabilities related to AMS Excluded Assets and (iv) all Liabilities listed or described in Schedule 1.5(b).

Section 1.6 Methods of Transfer and Assumption.

(a) Terms of Transfer Agreements Govern. The parties shall enter into bills of sale, assignment and assumption agreements, contribution agreements, distribution agreements, purchase agreements, stock powers, certificates of title, assignments of contracts, assignment of leases and other instruments of transfer, conveyance and assignment (each, including any Local Transfer Agreement, a “Transfer Document”) providing for the transfers and assumptions contemplated by the terms of this Agreement, which Transfer Documents shall be effective prior to, on or, in the case of any Delayed Transfer Assets or Delayed Transfer Liabilities, after the Transfer Date, subject to all applicable laws. To the extent that the transfer of any LiveRamp Asset or AMS Asset or the assumption of any LiveRamp Liability or AMS Liability is expressly provided for by the terms of any Transfer Document, the terms of such other Transfer Document shall effect, and determine the manner of, the transfer or assumption.

(b) Local Transfer Agreements. Each Local Transfer Agreement shall be consistent with, and necessary or desirable in order to achieve, the purposes hereof, and shall maintain the same legal meaning and effect under local laws as provided in this Agreement (or as otherwise mutually acceptable to Purchaser, AMS and LiveRamp (and the relevant LiveRamp Entity or AMS Entity, as required under applicable local law) in all respects); provided that, in each case (i) to the extent permissible under local law, the Local Transfer Agreements shall serve purely to effect the legal transfer of the applicable LiveRamp Assets and LiveRamp Liabilities or AMS Assets or AMS Liabilities, as the case may be and shall not have any effect on the Assets being transferred or the Liabilities assumed in the Separation, or the terms and conditions of the transactions contemplated hereby, all of which shall be determined by this Agreement and the other Ancillary Agreements, except where required by local law, (ii) no such Local Transfer Agreement shall in any way modify, amend, or constitute a waiver of, any provision of this Agreement (except to the extent required by the laws of the applicable jurisdiction) and (iii) no such Local Transfer Agreement shall include any representations or warranties, covenants or agreements except to the extent required by the laws of the applicable jurisdiction. In the event of any inconsistency between this Agreement and a Local Transfer Agreement, this Agreement will prevail to the extent permissible under the laws of the applicable jurisdiction.

(c) Mistaken Assignments and Assumptions. Following the Closing, in the event that the parties discover (i) Assets that, contrary to the agreements between the parties, by mistake or omission, were transferred to LiveRamp or AMS, as applicable, or retained by AMS or LiveRamp, as applicable, or (ii) Liabilities that, contrary to the agreements between the parties, by mistake or omission, were assumed by LiveRamp or AMS, as applicable, or not assumed by LiveRamp or AMS, as applicable, the parties shall cooperate in good faith to (i) effect the transfer or re-transfer of such Assets, and/or the assumption or re-assumption of such Liabilities, to or by the appropriate party and shall not use the determination that remedial actions need to be taken to alter the original intent of the parties hereto with respect to the Assets to be transferred to or Liabilities to be assumed by LiveRamp or AMS, as applicable, and (ii) agree upon any reimbursements or financial adjustments reasonably necessary to remedy any mistakes or omissions relating to any of the Assets transferred hereby or any of the Liabilities assumed hereby.

(d) Misallocated Contracts. Without limiting the generality of subsection (c) above, for a period beginning on the date hereof and ending on the date that is ten business days prior to the Transfer Date, if Purchaser, in its good faith judgment, identifies any Contracts set forth on Schedule 1.2(a)(ii) that Purchaser desires to retain with the AMS Entities (such Contracts, a “Potentially Misallocated Contract”), then the parties shall place such Contracts on a list of Contracts for potential reallocation as between the LiveRamp Entities and the AMS Entities (the “Potentially Misallocated Contracts List”).

(i) Prior to the Transfer Date, the parties shall negotiate in good faith to determine whether any Potentially Misallocated Contract should continue to constitute a LiveRamp Contract or remain with the AMS Entities. For any such Contract to which the parties agree to reallocate (or not reallocate), such Contract shall be deemed a LiveRamp Contract or shall remain with the AMS Entities, as the case may be, for all purposes of this agreement, and will cease to be a Potentially Misallocated Contract and will be removed from the Potentially Misallocated Contracts List.

(ii) For any Potentially Misallocated Contract remaining on the Potentially Misallocated Contracts List after the Transfer Date, for a period of fifteen months after the Transfer Date, each party shall negotiate in good faith to resolve any disagreement about whether any Potentially Misallocated Contract should continue to constitute a LiveRamp Contract or remain with the AMS Entities, including making the Team Leads (as defined in the Intercompany Framework Agreement) available for any such negotiation. For any such Contract to which the parties agree to reallocate (or not reallocate), such Contract shall be deemed a LiveRamp Contract or shall remain with the AMS Entities, as the case may be, for all purposes of this agreement, and will cease to be a Potentially Misallocated Contract and will be removed from the Potentially Misallocated Contracts List.

(iii) In any disputes relating to a Potentially Misallocated Contract, it shall be a rebuttable presumption that a Potentially Misallocated Contract should remain with the AMS Entities if the financial impact of such Contract was reflected in the Carve-Out Financial Statements (as defined in the Equity Purchase Agreement) as of and for the year ended March 31, 2018 (the “Latest Carve-Out Statements”) and a rebuttable presumption that a Potentially Misallocated Contract should be allocated as a LiveRamp Contract if the financial impact of such Contract was not reflected in the Latest Carve-Out Statements.

(iv) During the pendency of any such dispute relating to a Potentially Misallocated Contract, such Potentially Misallocated Contract shall continue to be deemed a LiveRamp Contract, provided, the LiveRamp Entities shall use commercially reasonable efforts to make the applicable benefits and obligations of such Contract available to the AMS Entities consistent with the terms of Section 1.7(c) so long as such efforts do not impair the LiveRamp Entities’ use of such Contract. For any Potentially Misallocated Contract that remains with the AMS Entities, such Contract will become a Retained LiveRamp Relationship pursuant to Section 1.8(a), with the fifteenth month deadline contained in the proviso at the end of such provision applying from the date of such reallocation.

Section 1.7 Consents and Governmental Approvals.

(a) Commercially Reasonable Efforts. Each of AMS and LiveRamp shall use their commercially reasonable efforts to obtain, or to cause to be obtained, any Consent, substitution, approval or amendment required to novate or assign all rights and obligations under agreements, leases, licenses and other obligations, Assets or Liabilities of any nature whatsoever that constitute

LiveRamp Assets, LiveRamp Liabilities, AMS Assets or AMS Liabilities or to obtain in writing the unconditional release of all parties to such arrangements, as applicable, so that, in any such case, LiveRamp and its Subsidiaries or AMS and its Subsidiaries, as applicable, will be solely responsible for such Assets and Liabilities; provided, however, that neither AMS nor LiveRamp shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any third party from whom such consents, approvals, substitutions and amendments are requested.

(b) Transfer in Violation of Laws or Required Consents. If and to the extent that the transfer, sale, assignment or novation to the LiveRamp Entities of any LiveRamp Assets and LiveRamp Liabilities (or to the AMS Entities of any AMS Assets and AMS Liabilities, as applicable) would be a violation of applicable laws or require any Consent or Governmental Approval in connection with the Separation and such Consent or Governmental Approval has not been obtained by the Transfer Date, then, unless the parties (subject to the consent of the Purchaser) shall otherwise determine, the transfer, sale, assignment or novation to or from the LiveRamp Entities or AMS Entities, as the case may be, of such LiveRamp Assets or AMS Assets, respectively, shall be automatically deemed deferred and any such purported transfer, sale, assignment or novation shall be null and void until such time as all legal impediments are removed and/or such Consents or Governmental Approvals have been obtained. Notwithstanding the foregoing, such Asset shall still be considered a LiveRamp Asset (or AMS Asset), including for purposes of determining whether any Liability is a LiveRamp Liability (or AMS Liability), or a LiveRamp Excluded Asset (or an AMS Excluded Asset), including for purposes of determining whether any Liability is a LiveRamp Excluded Liability (or an AMS Excluded Liability); provided, however, that if such Consents or Governmental Approvals have not been obtained within six months of the Transfer Date, the parties will use their commercially reasonable efforts to achieve an alternative solution in accordance with the parties’ intentions; provided, that neither AMS nor LiveRamp shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any third party from whom such Consents or Governmental Approvals are requested.

(c) Transfers Not Consummated on or Prior to Transfer Date. If the transfer, sale, assignment or novation of any Assets intended to be transferred, sold, or assigned hereunder is not consummated prior to or on the Transfer Date, whether because such Asset is a Delayed Transfer Asset or as a result of a failure to obtain any Consents or Governmental Approval pursuant to the provisions of Section 1.7(b) or for any other reason, or there is a Retained Relationship for which a new arrangement with the third party has not been entered into, then the Person retaining such Asset or Retained Relationship (the “Retaining Party”) shall thereafter hold such Asset or Retained Relationship for the use and benefit, insofar as reasonably possible, of the Person to which such Asset is intended to transfer or the other party in the case of a Retained Relationship (the “Beneficiary Party”) (at the expense of the Beneficiary Party). In addition, the Retaining Party shall take such other actions as may be reasonably requested by the Beneficiary Party, subject to Section 1.7(d), in order to place the Beneficiary Party, insofar as reasonably possible, in the same position as if such Asset had been transferred as contemplated hereby and so that all the benefits and burdens relating to such Assets or Retained Relationship, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Assets or Retained Relationship, are to inure from and after the Transfer Date to the Beneficiary Party, and the Beneficiary Party shall perform such obligations as are required under such Asset or Retained Relationship to enable the Retaining Party to continue to perform its obligations under such Asset or Retained Relationship. In furtherance of the foregoing, the applicable Retaining Party shall continue to be bound by such agreements, leases, licenses and other obligations (and shall continue to hold such Retained Relationships) and, unless not permitted by law or the terms thereof, (i) the Beneficiary Party shall, as agent or subcontractor for the Retaining Party, or such other Person, as the case may be, pay, perform and discharge fully, or cause to be paid, transferred or discharged all the obligations or other Liabilities of the Retaining Party with respect to the Beneficiary Party’s business, or such other Person, as the case may be, thereunder from and after the date hereof and (ii) the Retaining Party shall provide the Beneficiary Party the benefits of any such Retained Relationship (including licenses or sublicenses) with respect to the Beneficiary Party’s business. The Retaining Party, as the case may be, shall, without further consideration, pay and remit, or cause to be paid or remitted, to the Beneficiary Party, as applicable, or its appropriate Subsidiary promptly all money, rights and other consideration received by it or any of its Affiliates, respectively, in respect of such performance. With respect to Assets other than Retained Relationships, if and when any such Consent, Governmental Approval, approval, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, the Retaining Party shall thereafter assign, or cause to be assigned, all its rights, obligations and other Liabilities thereunder or any rights or obligations of any Retaining Party to the Beneficiary Party, in accordance with the terms of this Agreement. With respect to Retained Relationships, only the portion of any agreement or arrangement pertaining to the Retained Relationship shall be subject to this Section 1.7(c), and the obligations under this Section 1.7(c) with respect to such Retained Relationship shall be terminated upon the entry into a new agreement or arrangement by the Beneficiary Party with respect to such Retained Relationship.

(d) Expenses. The Retaining Party shall not be obligated, in connection with Section 1.7(c), to expend any money unless the necessary funds are advanced by the Beneficiary Party, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by the Beneficiary Party.

Section 1.8 New Agreements.

(a) Cooperation in LiveRamp Obtaining New Agreements by AMS. AMS understands that, prior to the Transfer Date, the LiveRamp Business has derived benefits and performed obligations under certain agreements with the counterparties set forth on Schedule 1.8(a), either (i) between AMS and such counterparties relating to both the AMS Business and the LiveRamp Business, which agreements are not being assigned to LiveRamp in connection with the transactions contemplated hereby or (ii) between LiveRamp and such counterparties relating to both the AMS Business and the LiveRamp Business, which agreements are being assigned to AMS in connection with the transactions contemplated hereby (in case of each of (i) and (ii), the portions relating to the LiveRamp Business being referred to as the “Retained LiveRamp Relationships”). Upon the reasonable request of LiveRamp, and at LiveRamp’s sole cost and expense, AMS agrees to make introductions for appropriate LiveRamp personnel to AMS’s contacts at such third parties, and agrees to use commercially reasonable efforts to assist LiveRamp, so that LiveRamp may obtain agreements from such third parties under substantially equivalent terms and conditions, including financial terms and conditions, or such other terms and conditions as LiveRamp and such third party may agree (and all obligations relating to the LiveRamp Business may be deleted therefrom), of such third party agreements to which AMS is the Retaining Party. Until such Retained LiveRamp Relationships are transferred to LiveRamp pursuant to the terms of this Section 1.8(a), the parties shall treat such Retained LiveRamp Relationships in accordance with the provisions of Section 1.7(c); provided that in no event shall AMS have obligations under this Section 1.8(a) after the fifteenth-month anniversary of the Transfer Date.

(b) Cooperation in AMS Obtaining New Agreements by LiveRamp. LiveRamp understands that, prior to the Transfer Date, the AMS Business has derived benefits and performed obligations under certain agreements with counterparties set forth on Schedule 1.8(b), either (i) between LiveRamp and such counterparties relating to both the AMS Business and the LiveRamp Business, which agreements are not being assigned to AMS in connection with the transactions contemplated hereby or (ii) between AMS and such counterparties relating to both the AMS Business and the LiveRamp Business, which agreements are being assigned to LiveRamp in connection with the transactions contemplated hereby (in case of each of (i) and (ii), the portions relating to the AMS Business being referred to as the “Retained AMS Relationships” and together with the Retained LiveRamp Relationships, the “Retained Relationships”). Upon the reasonable request of AMS, and at AMS’s sole cost and expense, LiveRamp agrees to make introductions for appropriate AMS personnel to LiveRamp’s contacts at such third parties, and agrees to use commercially reasonable efforts to assist AMS, so that AMS may obtain agreements from such third parties under substantially equivalent terms and conditions, including financial terms and conditions, or such other terms and conditions as AMS and such third party may agree (and all obligations relating to the AMS Business may be deleted therefrom), of such third party agreements to which LiveRamp is the Retaining Party. Until such Retained AMS Relationships are transferred to AMS pursuant to the terms of this Section 1.8(b), the parties shall treat such Retained AMS Relationships in accordance with the provisions of Section 1.7(c); provided that in no event shall LiveRamp have obligations under this Section 1.8(b) after the fifteenth-month anniversary of the Transfer Date.

Section 1.9 Transfer of Beneficial Ownership.

(a) The transfer of the stock and equity interests of the Subsidiaries of LiveRamp pursuant to Section 1.2(a)(i) or of AMS pursuant to Section 1.4(a)(i) hereto (collectively, the “Securities”) will be effective as of the Transfer Date, from and after which date LiveRamp will be the (direct or indirect, as applicable) beneficial owner of the Securities of such LiveRamp Entities for all purposes and AMS will be the (direct or indirect, as applicable) beneficial owner of the Securities of such AMS Entities for all purposes. It is the parties’ intent that all the benefits and burdens of ownership of the Securities transfer to LiveRamp and/or AMS, as applicable, on the Transfer Date. To the extent that transfer of registered ownership of the Securities is not perfected on the Transfer Date or would be contrary to applicable law, the parties will use their reasonable best efforts to provide to, or cause to be provided to, LiveRamp or AMS, as applicable, to the extent permitted by law, the rights and benefits associated with registered ownership of the Securities and take such other actions as may reasonably be requested by LiveRamp or AMS, as applicable in order to place LiveRamp or AMS, as applicable, insofar as reasonably possible, in the same position as if LiveRamp or AMS, as applicable, were the registered securityholder (or indirect securityholder), as applicable, and so that all the benefits relating to the beneficial ownership of such Securities, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Securities, are to inure from and after the Transfer Date to LiveRamp or AMS, as applicable.

(b) In connection with the arrangement set forth in Section 1.9(a), and without limiting the foregoing, from and after the Transfer Date, AMS or LiveRamp, as applicable, will (i) observe all corporate formalities and filing requirements that may have to be met with regard to the Securities, (ii) sell, transfer or encumber the Securities only as directed by LiveRamp or AMS, as applicable, (iii) immediately notify LiveRamp or AMS, as applicable, upon attachment or attempted seizure of, or acquisition of any interest or assertion of any rights in, the Securities by any third party and take appropriate action to defend against such attachment and to protect LiveRamp’s or AMS’s, as applicable, interest in the Securities, in each case, in consultation with and with the consent of LiveRamp or AMS, as applicable, and (iv) be entitled to rely on the written instructions of the directors or officers of LiveRamp or AMS, as applicable, and such instructions will be deemed to have been duly authorized by LiveRamp or AMS, as applicable.

Section 1.10 No Representation or Warranty. None of AMS, on behalf of itself and each other AMS Entity, and LiveRamp, on behalf of itself and each other LiveRamp Entity, subject to the representations, warranties or covenants made, and except as otherwise provided in this Agreement, the Equity Purchase Agreement or in any Ancillary Agreement, makes any representation as to, warranty of or covenant with respect to:

(a) the Assets or Liabilities to be transferred or assumed as contemplated hereby or the value of any of the foregoing;

(b) the freedom from encumbrance of any Assets;

(c) the absence of defenses or freedom from counterclaims with respect to any claim or other Asset; or

(d) the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any Asset or thing of value upon the execution, delivery and filing hereof. Except as otherwise provided in this Agreement, the Equity Purchase Agreement or any Ancillary Agreement, all Assets to be transferred pursuant to this Agreement shall be transferred on an “as is, where is” basis and the respective transferees shall bear the economic and legal risks that any conveyance shall prove to be insufficient to vest in LiveRamp or AMS, as applicable, good and marketable title, free and clear of any security interest, pledge, lien, charge, claim, or other encumbrance.

Section 1.11 AMS shall, and shall cause the other AMS Entities to, cease all use of the Trademarks listed in Schedule 1.11 from and after the Transfer Date and shall cause such Trademarks to be abandoned or surrendered (or the equivalent process in any applicable jurisdiction) promptly after the Transfer Date.

ARTICLE II

INDEMNIFICATION

Section 2.1 Indemnification by LiveRamp. Except as otherwise provided in this Agreement, LiveRamp shall, for itself and as agent for each LiveRamp Entity, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the AMS Indemnitees from and against any and all Liabilities that any third party seeks to impose upon the AMS Indemnitees, or that are imposed upon the AMS Indemnitees, and that relate to, arise out of or result from any of the following items (without duplication): (a) any LiveRamp Liability, (b) any Affiliated Group Taxes, including any Affiliated Group Taxes related to AMS and the AMS Business, (c) any (i) “subpart F income” (as defined in section 952 of the Code) and/or (ii) any ”global intangible low-taxed income” income (as defined in section 951A of the Code), that arises as a result of the transactions contemplated by the Separation Plan, (d) any LiveRamp Employee Liabilities that cannot be transferred to a LiveRamp Entity as a result of applicable Law, (e) any Residual Lease Liability and (f) any failure by LiveRamp or any LiveRamp Entity to perform any covenant set forth in this Agreement or any Ancillary Agreement (it being acknowledged and agreed that (i) the indemnification provided for in this Agreement shall not limit any indemnification rights specifically set forth in any Ancillary Agreement (which rights shall take precedence over the rights set forth in this Section 2.1 to the extent of any conflict); provided that such indemnification rights shall be subject to any limitation of liability provisions in the applicable Ancillary Agreements and any other provisions applicable in any breach of obligation set forth therein, and the provisions of Section 2.3, Section 2.4, Section 2.5 and Section 2.6 hereof, (ii) no disclaimers of warranties, limitations of liability or remedies, exculpation or similar provisions in this Agreement or any Ancillary Agreement shall be deemed to be limited by anything herein.

Section 2.2 Indemnification by AMS. Except as otherwise provided in this Agreement, AMS shall, for itself and as agent for each AMS Entity, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the LiveRamp Indemnitees from and against any and all Liabilities that any third party seeks to impose upon the LiveRamp Indemnitees, or that are imposed upon the LiveRamp Indemnitees, and that directly arise out of or directly result from any of the following items (without duplication): (a) any AMS Liability, (b) any AMS Employee Liabilities that cannot be transferred to an AMS Entity as a result of applicable Law and (c) any failure by AMS or any AMS Entity to perform any covenant set forth in this Agreement or any Ancillary Agreement required to be performed following the Transfer Date (it being acknowledged and agreed that (i) the indemnification provided for in this Agreement shall not limit any indemnification rights specifically set forth in any Ancillary Agreement (which rights shall take precedence over the rights set forth in this Section 2.2 to the extent of any conflict); provided that such indemnification rights shall be subject to any limitation of liability provisions in the applicable Ancillary Agreements and any other provisions applicable in any breach of obligation set forth therein, and the provisions of Section 2.3, Section 2.4, Section 2.5 and Section 2.6 hereof and (ii) no disclaimers of warranties, limitations of liability or remedies, exculpation or similar provisions in this Agreement or any Ancillary Agreement shall be deemed to be limited by anything herein.

Section 2.3 Insurance Proceeds and Other Recoveries.

(a) Insurance Claims. If a party has a reasonable claim for monies from an insurer or another third party in respect of any loss to which indemnification might otherwise be sought pursuant to this Agreement, then such party (the “Indemnitee”) shall first proceed against the insurer or other third party with respect to such indemnifiable loss (an “Insurance Claim”).

(b) Advances Against Insurance Proceeds. Despite the existence of an Insurance Claim, the party with the obligation to indemnify (the “Indemnifying Party”) shall make prompt payment to an Indemnitee, prior to the receipt of any Insurance Proceeds, in the form of an advance against future Insurance Proceeds, of the full amount required to be made pursuant to the indemnification provisions contained in this Agreement and otherwise determined to be due and owing by the Indemnifying Party.

(c) Reductions for Insurance Proceeds. If an Indemnitee receives Insurance Proceeds or other amounts from an insurer or third party with respect to an Insurance Claim for any indemnifiable loss under this Agreement:

(i) the amount that the Indemnifying Party is or may be required to pay to or on behalf of any other Person indemnified pursuant to this Agreement shall be reduced by any Insurance Proceeds or other amounts actually received from third parties by such Indemnitee in respect of the related Liability; and

(ii) such Indemnitee shall hold such Insurance Proceeds or other amounts in trust for the benefit of the Indemnifying Party (or Indemnifying Parties) and shall pay to the Indemnifying Party, as promptly as practicable after receipt, a sum equal to the amount of such Insurance Proceeds or other amounts received, up to the aggregate amount of any payments received from the Indemnifying Party pursuant to this Agreement in respect of such indemnifiable loss reduced by the amount of any indemnifiable loss still owed by the Indemnifying Party to the Indemnitee (or, if there is more than one Indemnifying Party, the Indemnitee shall pay each Indemnifying Party its proportionate share (based on payments received from the Indemnifying Parties) of such amounts).

(d) No Benefit to Insurer. Notwithstanding Section 2.3(b) or any other provision of this Agreement, it is the intention of the parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated. If the parties believe that the payment of any advance pursuant to Section 2.3(b) has or would have any of the effects described in the previous sentence, then no such advance shall be made and the Indemnifying Party shall not be required to make any payment for indemnification until after resolution of any Insurance Claim in the manner set forth in Section 2.3(a).

Section 2.4 Procedures for Defense, Settlement and Indemnification of Third Party Claims.

(a) Notice of Claims. If an Indemnitee of AMS (each, an “AMS Indemnitee”) or of LiveRamp (each, a “LiveRamp Indemnitee”) shall receive notice, or otherwise become aware, of any claim or of the commencement by any such Person of any action with respect to which the

Indemnifying Party may be obligated to provide indemnification to an Indemnitee pursuant to this Agreement or any Ancillary Agreement (each such case, a “Third Party Claim”), AMS and LiveRamp (as applicable) shall ensure that such Indemnitee shall give such Indemnifying Party written notice thereof as soon as practicable and, in any event, within fifteen (15) days after becoming aware of such Third Party Claim. Any such notice shall (i) describe the Third Party Claim in reasonable detail and, if known, the estimated damages resulting from such Third Party Claim incurred or reasonably expected to be incurred by the Indemnitee and (ii) explain in reasonable detail the basis for the claim by Indemnitee for indemnification to the extent of facts then known by the Indemnitee. In addition, such written notice shall be accompanied by copies of correspondence with third parties or other documentation necessary to understand the claim for indemnification to the extent applicable and then in the possession of the Indemnitee. Notwithstanding the foregoing, the delay or failure of any Indemnitee or other Person to give notice as provided in this Section 2.4(a) shall not relieve the relevant Indemnifying Party of its obligations under this Section 2.4(a), except to the extent that such Indemnifying Party is prejudiced by such delay or failure to give notice.

(b) Defense By Indemnifying Party. The Indemnifying Party shall have the right to assume the defense of the Third Party Claim by notifying the Indemnitee within 30 days after the receipt of notice from an Indemnitee in accordance with Section 2.4(a) (or sooner, if the nature of such Third Party Claim so requires), that the Indemnifying Party will assume responsibility for managing the defense of such Third Party Claim, which notice shall specify any reservations or exceptions; provided that, (i) the Indemnifying Party agrees that it will indemnify the Indemnitee against the applicable Third Party Claim, (ii) the Indemnifying Party conducts the defense of the Third Party Claim with reasonable diligence and at its own cost and expense and (iii) the Third Party Claim (A) does not primarily seek either injunctive relief, specific performance or other similar equitable relief, and (B) does not seek to impose criminal liability on the Indemnitee; provided further, that in the case of a claim of the type described in the preceding clause (iii), the Indemnitee shall not enter into any settlement of a Third Party Claim without the consent of the other party (such consent not to be unreasonably withheld) if the effect of such judgment or settlement is or would impose any liability or obligation on the Indemnifying Party.

(c) Defense By Indemnitee. If the Indemnifying Party fails to assume responsibility for managing the defense of a Third Party Claim or fails to notify an Indemnitee that it will assume responsibility as provided in Section 2.4(b), such Indemnitee may manage the defense of such Third Party Claim; provided, however, that the Indemnifying Party shall reimburse all costs and expenses incurred in connection with such defense in the event it is ultimately determined that the Indemnifying Party is obligated to indemnify the Indemnitee with respect to such Third Party Claim.

(d) No Consent to Certain Judgments or Settlements Without Consent. Notwithstanding any provision of this Section 2.4 to the contrary, no party shall consent to entry of any judgment or enter into any settlement of a Third Party Claim without the consent of the other party if the effect of such judgment or settlement is or would be to (i) permit any injunction, declaratory judgment, other order or other nonmonetary relief to be entered, directly or indirectly, against the other party, (ii) cause an admission of fault, culpability or failure to act, by or on behalf of the other party, or (iii) affect the other party in a material fashion with respect to the allocation of Liabilities and related indemnities set forth in this Agreement or any other Ancillary Agreement.

Section 2.5 Additional Matters.

(a) Cooperation in Defense and Settlement. With respect to any Third Party Claim that implicates both LiveRamp and AMS in a material fashion with respect to the responsibilities for management of defense and related indemnities set forth in this Agreement or any of the Ancillary Agreements, the parties agree to cooperate fully and maintain a joint defense (in a manner that will preserve the attorney-client privilege with respect thereto) so as to minimize such liabilities and defense costs associated therewith. The party that is not responsible for managing the defense of such Third Party Claim shall, upon reasonable request, be consulted with respect to significant matters relating thereto and may, if necessary or helpful in such party’s reasonable judgment, engage counsel to assist in the defense of such claims at such party’s own expense.

(b) Substitution. With respect to any action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or the Indemnifying Party, in each case shall so request, the parties shall use its commercially reasonable efforts to substitute the Indemnifying Party for the named defendant. If such substitution cannot be achieved for any reason or is not requested, the rights and obligations of the parties regarding indemnification and the management of the defense of claims as set forth in this Section 2.5(b) shall not be altered.

(c) Value Added Taxes. To the extent that any value added Tax is chargeable on or with respect to any portion of the Separation, the applicable transferor shall use commercially reasonable efforts to deliver to the transferee (i) a valid Tax invoice where required by or permissible under applicable Law or practice, and (ii) any other documentation as may be reasonably requested by the transferor or transferee to assist in the recovery of any such Taxes chargeable or payable, in each case, in such form and within such timing as may be required by Law. Each of AMS and LiveRamp shall use commercially reasonable efforts and cooperate in good faith to determine the appropriate rate of any applicable value added Taxes and to exempt the transactions pursuant to the Separation from any value added Tax and/or, where available, to apply for a specific relief for a “transfer of a going concern” (TOGC).

Section 2.6 Survival of Indemnities. The rights and obligations of the AMS Entities and the LiveRamp Entities under this Article II shall survive the sale or other transfer by any party of any Assets or businesses or the assignment by it of any Liabilities or the sale by any AMS Entity or the LiveRamp Entities of the capital stock or other equity interests of any Subsidiary to any Person.

Section 2.7 Mutual Release of Pre-Separation Claims.

(a) Except as provided in this Section 2.7, effective as of the Transfer Date, AMS does hereby, on behalf of itself and each other AMS Entity, release and forever discharge each LiveRamp Indemnitee, from all Liabilities whatsoever to any AMS Entity, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Transfer Date. Except as provided in this Section 2.7, effective as of the Transfer Date, LiveRamp does hereby, for itself and each other LiveRamp Entity, release and forever discharge each AMS Indemnitee from all Liabilities whatsoever to any LiveRamp Entity, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Transfer Date.

(b) Nothing contained in this Section 2.7 will impair any right of any Person to enforce the Transaction Documents, this Agreement or any Contracts that are specified in, or contemplated to continue pursuant to this Agreement. Without limiting the foregoing, nothing contained in this Section 2.7 will release any Person from (i) any Liability assumed by such Person in accordance with, or any other Liability of such Person under, this Agreement or any other Transaction Document; (ii) any Liability that such Person may have with respect to indemnification or contribution pursuant to this Agreement for claims brought by third parties, which Liability will be governed by the provisions of this Article II or (iii) any Liability for fraud relating to the Transaction Documents or the transactions contemplated therein.

ARTICLE III

MISCELLANEOUS

Section 3.1 Entire Agreement. This Agreement, the Equity Purchase Agreement, the other Ancillary Agreements and the Exhibits and Schedules referenced or attached hereto and thereto, constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, oral or written, between the parties hereto. The express terms hereof and thereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof and thereof.

Section 3.2 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without reference to its conflicts of laws provisions. This Agreement shall not be governed by the provisions of the United Nations Convention on Contracts for the International Sale of Goods. The parties hereto shall bring all claims arising under this Agreement to the state or federal courts located in the State of Delaware.

Section 3.3 Notices. All notices and other communications required or permitted under this Agreement will be in writing and will be either hand delivered in person, sent by certified or registered first-class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications will be effective upon receipt if hand delivered, five calendar days after mailing if sent by mail, and one Business Day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party hereto may notify the other party hereto in accordance with this Section 3.3:

If to AMS prior to the Transfer Date:

Acxiom Corporation

301 E. Dave Ward Drive

Conway, AR 72032

Attention: General Counsel

with a copy to:

Wilson Sonsini Goodrich & Rosati P.C.

One Market Plaza

Spear Tower, Suite 3300

San Francisco, CA 94118

Attention: Michael Ringler

                 Derek Liu

If to AMS following the Transfer Date:

Acxiom Corporation

301 E. Dave Ward Drive

Conway, AR 72032

Attn: General Counsel

Email: jerry.jones@acxiom.com

Attention:

with a copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati, Professional Corporation

One Market Plaza

Spear Tower, Suite 3300

San Francisco, California 94105

Attn: Michael S. Ringler; Derek Liu

Email: mringler@wsgr.com; dliu@wsgr.com

If to LiveRamp:

LiveRamp, Inc.

225 Bush Street, 17th Floor

San Francisco, CA 94104

Attention: General Counsel

with a copy to:

Wilson Sonsini Goodrich & Rosati P.C.

One Market Plaza

Spear Tower, Suite 3300

San Francisco, CA 94118

Attention: Michael Ringler

                 Derek Liu

Section 3.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which shall constitute one and the same agreement.

Section 3.5 Actions by Subsidiaries. LiveRamp shall cause each LiveRamp Entity to comply with the terms of this Agreement. AMS shall cause each AMS Entity to comply with the terms of this Agreement. Holdco shall cause each of LiveRamp and AMS (solely prior to the Closing under the Equity Purchase Agreement) to comply with the terms of this Agreement.

Section 3.6 No Third Party Beneficiaries. This Agreement is not intended to and does not confer any rights or remedies upon any Person other than (i) the parties hereto hereunder (including their respective successors and permitted assigns) and (ii) the Purchaser, including for purposes of Sections 1.1(f), 1.6(b), 1.7(b), this 3.6, 3.7 and 3.10.

Section 3.7 Assignment; Binding upon Successors and Assigns. No party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto; provided, however, that either party may, without the consent of the other party hereto, assign this Agreement (a) in the case of AMS, to an AMS Entity (subject to the prior written consent of Purchaser), and in the case of LiveRamp, to a LiveRamp Entity, (b) by operation of law, or (c) in connection with any merger, consolidation or sale of all or substantially all of its business or assets. Any assignment by either party must include the transfer of all or substantially all of its business or assets. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of each party hereto and its respective successors and permitted assigns. Any assignment in violation of this Section 3.7 will be void.

Section 3.8 Severability. If any provision of this Agreement or the Schedules or Exhibits attached hereto, or the application thereof, is for any reason held to any extent to be invalid, illegal or unenforceable, then the remainder of this Agreement and the application thereof will nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to any party hereto. Upon such determination that any provision is invalid, illegal or unenforceable, each party hereto agrees to replace such provision with a valid, legal and enforceable provision that will achieve, to the maximum extent legally permissible, the economic, business and other purposes of such provision.

Section 3.9 Other Remedies. Except as otherwise provided in this Agreement, the Equity Purchase Agreement or in any Ancillary Agreement, any and all remedies herein expressly conferred upon a party hereto will be deemed cumulative with and not exclusive of any other remedy conferred by this Agreement or by law on such party hereto, and the exercise of any one remedy will not preclude the exercise of any other. The parties agree that irreparable damage may occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each party hereto will be entitled (in addition to any other remedy that may be available to it) to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction and that no party hereto shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action.

Section 3.10 Amendments and Waivers. This Agreement may not be amended or modified except by a written instrument signed by the parties hereto subject, prior to Closing, to the prior written consent of Purchaser. Each party hereto may waive compliance with any of the agreements or conditions for its benefit contained herein. No waiver will be effective unless signed in writing by the party hereto against whom such waiver is asserted. The waiver by a party hereto of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other breach or default or any succeeding breach or default. The failure of any party hereto to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party hereto thereafter to enforce such provisions.

Section 3.11 Attorneys’ Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

Section 3.12 Authority. Each party hereto represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with the terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

Section 3.13 Waiver of Jury Trial. EACH OF HOLDCO, LIVERAMP AND AMS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF HOLDCO, LIVERAMP OR AMS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

Section 3.14 Further Assurances. Each party hereto agrees, and agrees to cause the AMS Entities and LiveRamp Entities, to use their commercially reasonable efforts to execute and deliver, at no cost to the other party (other than as set forth herein or in any Ancillary Agreement), such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 3.15 Interpretation. The words “include,” “includes” and “including” when used herein will be deemed in each case to be followed by the words “without limitation.” The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and the other agreements and documents contemplated by this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement will be construed against the party drafting such agreement.

(Signature page follows.)

WHEREFORE, the parties have signed this Master Contribution and Assumption Agreement effective as of the date first set forth above.

ACXIOM CORPORATION

By:	/s/ Jerry C. Jones
Name: Jerry C. Jones
Title: EVP

LIVERAMP, INC.

By:	/s/ Jerry C. Jones
Name: Jerry C. Jones
Title: EVP

ACXIOM HOLDINGS, INC.

By:	/s/ Jerry C. Jones
Name: Jerry C. Jones
Title: EVP

[Signature Page to Master Contribution and Assumption Agreement]

Annex A

Certain Definitions

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, directly or indirectly controlled by, or under direct or indirect common control with, such Person, or if such Person is a partnership, any general partner of such Person or a Person controlling any such general partner. For purposes of this definition, “control” (including “controlled by” and “under common control with”) means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise.

“Affiliated Group Taxes” means any income Taxes reported on a Tax Return of an affiliated, consolidated, combined, aggregate or unitary group of which AMS, before the Holdco Merger and the LLC Conversion, or Holdco, after the Holdco Merger and the LLC Conversion (or any of the Affiliates of Holdco other than any of the AMS Entities) is or was the common parent.

“AMS Benefit Plan Liabilities” means any and all Liabilities in respect of any Benefit Plan.

“AMS Employee” means any individual who is employed by an AMS Entity as of the Closing, and any former employee of Holdco and its Affiliates who primarily provided services in respect of the AMS Business.

“AMS Employee Liabilities” means Employee Liabilities related to an AMS Employee.

“Ancillary Agreement” means each Transfer Document, Local Transfer Agreement, the Compensation Plan Agreement, including the Business Transfer Agreement by and between Acxiom Limited and LiveRamp UK Limited, the Asset Purchase Agreement by and between Acxiom Asia Global Service Center Ltd. and Acxiom Greater China Information Services, Ltd., the Asset Purchase Agreement by and between Acxiom Greater China Information Services, Ltd. and Acxiom Asia Global Service Center Ltd., the Equity Purchase Agreement by and between ChinaLoop (Mauritius) Co. and LiveRamp, Inc., and the Share Purchase Agreement by and between Acxiom International Holdings BV and LiveRamp, Inc.

“Assets” means assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following:

(a)	all accounting and other books, records and files whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form;

(b)	all apparatus, computers and other electronic data processing equipment, fixtures, machinery, equipment, furniture, office equipment, automobiles, trucks, aircraft, rolling stock, vessels, motor vehicles and other transportation equipment, special and general tools, test devices, prototypes and models and other tangible personal property;

Annex A-1

(c)	all inventories of materials, parts, raw materials, supplies, work-in-process and finished goods and products;

(d)	all interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of an encumbrance, lessor, sublessor, lessee, sublessee or otherwise;

(e)	all interests in any capital stock or other equity interests of any Subsidiary or any other Person; all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person; all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person; and all other investments in securities of any Person;

(f)	all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other contracts, agreements or commitments;

(g)	all deposits, letters of credit and performance and surety bonds;

(h)	all written technical information, data, specifications, research and development information, engineering drawings, operating and maintenance manuals, and materials and analyses prepared by consultants and other third parties;

(i)	all Intellectual Property Rights;

(j)	all computer applications, programs and other software, including operating software, network software, firmware, middleware, design software, design tools, systems documentation and instructions;

(k)	all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product literature, artwork, design, development and manufacturing files, vendor and customer drawings, formulations and specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

(l)	all prepaid expenses, trade accounts and other accounts and notes receivables;

(m)	all rights under contracts or agreements, all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers and all claims, choses in action or similar rights, whether accrued or contingent;

(n)	all rights under Insurance Policies and all rights in the nature of insurance, indemnification or contribution;

Annex A-2

(o)	all licenses (including radio and similar licenses), permits, approvals and authorizations which have been issued by any Governmental Authority; and

(p)	cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements.

“Benefit Plan” has the meaning set forth in the Equity Purchase Agreement.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions located in Little Rock, Arkansas or New York, New York are authorized or obligated by Law to close.

“Closing” has the meaning set forth in the Equity Purchase Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Compensation Plan Agreement” means the Compensation Plan Agreement between Holdco and AMS entered into in connection with the Separation as mutually agreed by Holdco, AMS and Purchaser.

“Consents” means any consents, waivers or approvals from, or notification requirements to, any third parties.

“Databases” means data compilations and collections of technical and other Data, including technical data, business data, and personal data.

“Delayed Transfer Assets” means any LiveRamp Assets or AMS Assets that are expressly provided in this Agreement to be transferred after the Transfer Date pursuant to Schedule 1.1(e).

“Delayed Transfer Liabilities” means any LiveRamp Liabilities or AMS Liabilities that are expressly provided in this Agreement to be assumed after the Transfer Date pursuant to Schedule 1.1(e).

“Employee Liabilities” means all Liabilities (but excluding any AMS Benefit Plan Liabilities and Seller Plan Liabilities) relating to AMS Employees or LiveRamp Employees, as applicable, including, but not limited to, (i) compensation obligations which are unpaid as of the Closing Date, including but not limited to bonus, commission, severance, and paid time off, (ii) other compensation and expense reimbursement obligations (whether or not then currently payable) owed to any AMS Employee or LiveRamp Employee for services performed for a LiveRamp Entity or an AMS Entity, as applicable, prior to the Closing Date, including any Taxes arising therefrom, and (iii) any claims, charges, disputes or other grievances such AMS Employee or LiveRamp Employee may have against a LiveRamp Entity or an AMS Entity under applicable employment, labor or other Laws arising from or related to services performed for such LiveRamp Entity or AMS Entity, as applicable, prior to the Closing Date.

Annex A-3

“Equity Purchase Agreement” means that certain Membership Interest Purchase Agreement, dated as of even date herewith, by and among Holdco, AMS, Purchaser, and LiveRamp solely for purposes of Section 6.05 and 6.15 of such agreement.

“Governmental Approvals” means any notices, reports or other filings to be made, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” mean any U.S. federal, state, municipal or local or any foreign government, or political subdivision thereof, or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police or regulatory authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body.

“Insurance Policies” means insurance policies pursuant to which a Person makes a true risk transfer to an insurer.

“Insurance Proceeds” means any cash received or receivable with respect to any Insurance Policy.

“Intellectual Property Rights” means any and all intellectual property rights, whether arising under the Laws of the United States or any foreign jurisdiction, including all of the following: (A) patents, patent applications and patentable inventions (including utility, utility model, design patents and certificates of invention), including all reissues, reexaminations, divisionals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (B) trademarks, service marks, trade dress rights, trade names, logos, slogans, fictitious and other business names, brand names and other indicia of origin (whether registered or unregistered or common law), including all applications and registrations for the foregoing and all goodwill associated with the foregoing (“Trademarks”); (C) rights in works of authorship, copyrights (whether registered or unregistered), and rights in copyrightable subject matter in published and unpublished works of authorship, including copyrights in Software and all applications and registrations for all of the foregoing (“Copyrights”); (D) (i) trade secret rights in confidential and proprietary information (including trade secret rights in confidential and proprietary inventions, processes, designs, formulae, methods, data, models, tools, algorithms, Software architectures, know-how, ideas, research and development) and (ii) any other materials falling within the definition of “trade secrets” as set forth in 18 U.S. Code Section 1890 (“Defend Trade Secrets Act of 2016”) (“Trade Secrets”); (E) Internet domain names (“Domains”); (F) rights with respect to databases and other compilations and collections of data or information; (G) any rights equivalent or similar to any of the foregoing; and (H) registrations, applications, extensions, reversions and renewals for any of the foregoing.

“Law” means any federal, state, municipal or local or foreign law, statute, standard ordinance, code, resolution, promulgation, rule, regulation, order, judgment, writ, injunction, decree or other similar legal requirement having the force or effect of law.

Annex A-4

“Liabilities” means any and all debts, liabilities, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.

“LiveRamp Employee” means any individual employed by Holdco and its Affiliates (other than an AMS Employee) as of the Closing, and any former employee of Holdco and its Affiliates who primarily provided services in respect of the LiveRamp Business.

“LiveRamp Employee Liabilities” means Employee Liabilities related to a LiveRamp Employee.

“LLC Conversion” has the meaning set forth in the Equity Purchase Agreement.

“Local Transfer Agreements” means the agreements and ancillary documents necessary to effect the transfer of LiveRamp Assets or AMS Assets and assumption of LiveRamp Liabilities or AMS Liabilities in jurisdictions outside of the United States.

“Person” means any natural person, company, corporation, limited liability company, general or limited partnership, trust, proprietorship, joint venture, or other business entity, unincorporated association, organization or enterprise, or any Governmental Authority.

“Purchaser” means The Interpublic Group of Companies, Inc.

“Residual Lease Liabilities” means any continuing liabilities or obligations retained or for which any Business Subsidiary is otherwise liable in connection with any assignment or other transfer of any interest in that certain Lease Agreement between American Center and Acxiom Corporation dated February 7, 2014, as assigned to Zeta Interactive Corp. on August 30, 2016.

“Seller Plan” has the meaning set forth in the Equity Purchase Agreement.

“Seller Plan Liabilities” means any and all Liabilities in respect of any Seller Plan.

“Separation Plan” means the actions set forth on Annex B, in the order specified therein.

“Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party, corporation or organization or by any one or more of its Subsidiaries, or (ii) such party, corporation or organization or any other Subsidiary of such party, corporation or organization is a general partner (excluding any such partnership where such party, corporation or organization or any Subsidiary of such party does not have a majority of the voting interest in such partnership).

“Tax Return” has the meaning set forth in the Equity Purchase Agreement.

Annex A-5

“Taxes” has the meaning set forth in the Equity Purchase Agreement.

“Technology” means all forms of technology and technical and other information and tangible embodiments of that technology, technical and other information, including published and unpublished works of authorship, software and computer programs in any form, documentation, compilations, databases, inventions discoveries, machines, methods, and processes, information algorithms, designs, formulas, know-how, prototypes, systems, and techniques, Data, and Databases.

“Transaction Document” means this Agreement, the Equity Purchase Agreement, the Intercompany Framework Agreement, the Intercompany Agreements and the Transition Services Agreement.

“Transfer Date” means the Closing Date, as defined in the Equity Purchase Agreement.

“Transfer Taxes” has the meaning set forth in the Equity Purchase Agreement.

Annex A-6